Exhibit 3.2

AMENDMENT TO THE

RESTATED

CERTIFICATE OF INCORPORATION

AS AMENDED

OF

GLASSBRIDGE ENTERPRISES, INC.

The undersigned, being a duly authorized officer of GlassBridge Enterprises, Inc. (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is “GlassBridge Enterprises, Inc.” and was formerly “Imation Corp.”

2.	The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on March 26,1996 and a Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on June 28, 1996.

3.	The amendments set forth in this Amendment to the Restated Certificate of Incorporation were duly adopted by the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.	The text of Section A of the Article named “FOURTH” is hereby amended and restated in full as follows:

“FOUR: A. The total number of shares of all classes of common stock which this Corporation shall have authority to issue is 25,050,000, consisting of 25,000,000 of preferred stock, par value $0.1 per share, and 50,000 shares of common stock, par value $0.01 per share.

Effective at 5:00 p.m. Eastern Time on August 20, 2019 (the “Effective Time”), every two hundred (200) shares of the Corporation’s common stock, par value $0.01 per share, issued and outstanding or held by the Corporation in treasury immediately prior to the Effective Time (the “Old Common Stock”) shall, automatically and without any action on the part of the Corporation or the respective holders thereof, be combined and reclassified into one (1) share of common stock, par value, $0.01 per share of the Corporation (the “New Common Stock”).

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued in connection with the foregoing combination and reclassification of the Old Common Stock (such combination and reclassification, the “Reverse Stock Split”) and, in lieu thereof, upon receipt at the Effective Time by the Corporation’s transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of the stock certificate(s) formerly representing shares of Old Common Stock, any stockholder who would otherwise be entitled to a fractional share of New Common Stock as a result of the Reverse Stock Split, following the Effective Time (after taking into account all fractional shares of New Common Stock otherwise issuable to such stockholder), shall be entitled to receive a cash payment (without interest) equal to the fractional share of New Common Stock to which such stockholder would otherwise be entitled multiplied by the closing sales price of a share of the Corporation’s common stock (as adjusted to give effect to the Reverse Stock Split) on the OTCQB on the trading day immediately preceding the date this Amendment to the Restated Certificate of Incorporation is filed with the Secretary of the State of Delaware. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without any action on the part of the Corporation or the respective holders thereof, represent that number of whole shares of New common Stock in which the shares of Old Common Stock represented by such certificate shall have been combined and reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above); provided however that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been combined and reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled as set forth above.”

5.	The text of the Article named “TWELFTH” is hereby amended and restated in full as follows:

“Unless otherwise provided in this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, any action required to be taken at any annual or special meeting of stockholder of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holder of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholder who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holder to take action were delivered to the Corporation.”

[Signature Page Follows]

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IN WITNESS WHEREOF, I have signed this Amendment to the Restated Certificate of Incorporation this 20 day of August, 2019.

GLASSBRIDGE ENTERPRISES, INC.

By:	/s/ Daniel Strauss
Name:	Daniel Strauss
Title:	Chief Executive Officer

[Signature Page to Amendment to the Restated Certificate of Incorporation as Amended]